  EXHIBIT 12.1

805 SW Broadway Suite 1500 Portland, OR 97205 503.226.1191 Phone 503.226.0079 Fax

November 2, 2023	503.226.8636 Direct apear@buchalter.com

aShareX Fine Art, LLC 10990 Wilshire Blvd., Suite 1150 Los Angeles, California 90024

Re:	aShareX Fine Art, LLC Offering Statement on Form 1-A

Dear Ladies and Gentlemen:

We have acted as securities counsel to aShareX Fine Art, LLC (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the offer by the Company of 8,000 Class A Limited Liability Company Membership Interests (the “Class A Shares”) with respect to aShareX Fine Art Series 10.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, we are of the opinion that the Class A Shares being sold pursuant to the Offering Statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the Offering Statement, will be validly issued, fully paid and non-assessable.

aShareX Fine Art, LLC

November 2, 2023

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.  We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than the internal laws of the State of Delaware, as in effect of the date of this letter.  We assume no obligation to revise or supplement the opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Buchalter

BUCHALTER
A Professional Corporation